Press Release

EXHIBIT 99.1

Comprehensive Care Retains Porter, Le Vay & Rose, Inc.

TAMPA, Fla.-– (BUSINESS WIRE)-–Feb 2, 2004 -– Comprehensive Care Corporation (OTC BB: CHCR) (CompCare), a company specializing in managed behavioral healthcare and employee assistance services, announced today that it has retained Porter, Le Vay & Rose, Inc., as its financial public relations counsel. Porter, Le Vay & Rose, based in New York City, is a 32-year-old, full-service financial public relations firm that represents a wide variety of public and private companies in the U.S. and abroad.

Robert J. Landis, Chief Financial Officer of CompCare, commented, “We are pleased that Porter, Le Vay & Rose will be helping us communicate with the investment community, our shareholders and the financial media. Our goal is to heighten the company's visibility as we implement our growth plan.”

Michael J. Porter, President of Porter, Le Vay & Rose, said, “We look forward to informing and educating the investment community about CompCare, its strategy and successes. PLR has helped companies like CompCare gain recognition and achieve their investor relations goals for three decades.”

About Comprehensive Care Corporation

Established in 1969, Comprehensive Care Corporation administers and operates behavioral health, substance abuse, and employee assistance programs for governmental agencies and managed care companies throughout the United States. Headquartered in Tampa, Florida, CompCare operates regional service and operations centers in Connecticut, Florida, Michigan and Texas; serves more than 1,100,000 covered individuals nationwide; and has a network of approximately 10,000 behavioral health practitioners.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Certain information included herein and in other Company reports, SEC filings, statements, and presentations is forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the Company's anticipated operating results, financial resources, increases in revenues, increased profitability, interest expense, growth and expansion, and the ability to obtain new behavioral healthcare contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements, and presentations. These risks and uncertainties include local, regional, and national economic and political conditions, the effect of governmental regulation, the competitive environment in which the Company operates, and the other risks detailed from time to time in the Company's SEC reports.

Contacts

Porter, Le Vay & Rose, Inc.
Michael Porter, Investor Relations
Margarerit Drgos, Media Relations
Jeff Myhre, Editorial
212-564-4700
Fax: 212-244-3075
www.plrinvest.com
plrmail@plrinvest.com
or
Comprehensive Care Corporation
Robert J. Landis, 813-288-4808